Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of March 22, 2013 by and among Clearview Medical, LLC, a Louisiana limited liability company, (“CM” or “Seller”) with a principal place of business at 212 Edgewood Drive, Pineville, Louisiana 71360, Oncologix Tech, Inc.(“OCLG”) a Nevada corporation, with a principal place of business in Grand Rapids, MI, 49518 and a mailing address of PO Box 8832, Grand Rapids, MI 49518-8832 and Dotolo Research Corporation, a Florida corporation (“DRC” or the “Company”) with an address of 3731 East LaSalle, Phoenix, AZ 85040.

W I T N E S S E T H:

WHEREAS, the Seller is the owner of 1,000 shares of common stock, par value $.01 per share, of DRC (the “Shares”) representing all the issued and outstanding shares of DRC; and

WHEREAS, Seller desires to sell, and OCLG desires to purchase, the Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.             Purchased Shares

Subject to the terms and conditions herein stated, CM hereby agrees to sell, assign, transfer and deliver to OCLG on the Closing Date, and OCLG hereby agrees to purchase the Shares from Seller on the Closing Date, in exchange for 58,564 shares of a newly created series of preferred stock (“New Preferred” and the shares of New Preferred to be issued to CM are hereinafter referred to as “New Preferred Shares”) having the rights preferences and limitations to be set forth in the a certificate of designation attached hereto as Exhibit 1. The New Preferred Shares shall be issued as soon as possible after the Closing Date, but no later than thirty (30) days after the closing date.

2.             Seller Employment. At the Closing, OCLG shall execute an employment agreement with R. Wayne Erwin in the form attached as Exhibit 2 to this agreement.

3.             Closing Date

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on March 22, 2013 (the “Closing Date”), at the offices of Seller in Pineville, Louisiana.

4.             Representations and Warranties

4.1             By Seller and DRC. Seller and DRC, jointly and severally, represent and warrant as follows and acknowledge that OCLG is relying upon such representations and warranties in connection with the purchase by OCLG of the Shares:

(a)	DRC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and in each jurisdiction where its business or its ownership of property requires such qualification except where such failure to qualify would not have a material adverse effect on the business or property of DRC;
(b)	The authorized capital stock of DRC consists of 1,000 shares of common stock and 0 shares of preferred stock; and of such authorized capital, only 1,000 shares of common stock have been duly issued and are outstanding, all of which are fully paid and non-assessable;
(c)	No person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) which has the effect of or is capable of becoming an agreement, option or warrant, for the purchase from DRC of any securities (including convertible securities) of DRC;
(d)	The Shares are owned by Seller and DRC as the respective registered and beneficial owner of record, with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances, restrictions and demands whatsoever (other than investment restrictions imposed by federal or state securities laws);
(e)	No person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) to acquire any shares of DRC;
(f)	Neither Seller nor DRC is party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, or which would prevent or materially restrict the consummation of the transactions provided for herein;
(g)	Seller and DRC have all requisite power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller and DRC; and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against them in accordance with its terms;

(h)	None of the reports, notices, statements and other filings made by DRC to federal and state authorities and as set forth in DRC’s financial statements as of August 31, 2012, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Nothing has occurred since August 31, 2012 with respect to which the Company would be required to file or make any revisions to these Filings. The balance sheets, statements of income, statements of cash flows, and stockholders’ equity have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits); and without limitation of the foregoing, DRC has no material liabilities, fixed or contingent, known or unknown, except to the extent reflected in such financial statements or thereafter incurred in the ordinary course of business.
(i)	Within 75 days of the Closing Date, the financial statements required by Item 9.01 of Form 8-K shall be filed with the SEC. These financial statements shall be prepared pursuant to Regulation S-X and include a manually signed accountant’s report pursuant to Rule 2-02 of Regulation S-X.
(j)	Since August 31, 2012, (i) the business of DRC has been operated in the ordinary course, (ii) there has been no material adverse change in the financial condition, operations or business of DRC from that reflected in the aforesaid financial statements, and DRC has not incurred any material obligation or liability except in the ordinary course of business, and, except as set forth on Exhibit 4.1(j) hereof, (iii) there has not been any (A) declaration, setting aside the payment of any dividend or other distribution with respect to the capital stock of DRC, (B) direct or indirect redemption, purchase or other acquisition by DRC of any of its capital stock, or (C) increase in the rate of salary or compensation paid or payable by DRC to Seller or any other officer, director or employee of DRC;
(k)	DRC is not in material default of any of its obligations (including, but not limited to, all leases to which DRC is a party or by which DRC is bound, whether for realty or personalty);
(l)	DRC has, to the date hereof, filed all federal, state and local tax returns and paid or made adequate reserve on its books for all taxes, assessments and other impositions as and to the extent required by law;
(m)	DRC is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business, and has in full force and effect all licenses, permits and other authorizations required for the conduct of its business as presently constituted;

(n)	Intentionally left blank.
(o)	DRC maintains, has in full force and effect, and has paid all premiums in respect of insurance covering its business and assets against such hazards and in such amounts as are normal and customary for similar businesses of similar size in the locality;
(p)	DRC is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement or other commitment for the employment or retention of any person;
(q)	DRC does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of any employee, former employee or other person;
(r)	There is no pending or, to Seller’ knowledge, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against or relating to DRC’s business, nor is there any basis therefore except as set forth in 4.1(r);
(s)	DRC has the valid right to utilize all trade names, trademarks, patents, trade secrets and other intellectual property utilized in its business, all of which is detailed in Exhibit 4.1 (s), and has not received notice of any claimed infringement of any such intellectual property with the rights or property of any other person;
(t)	Neither Seller nor DRC have any knowledge of any fact, event, circumstance or condition that would materially impair DRC’s ability to continue its normal operations as heretofore conducted (other than general, industry-wide conditions); and
(u)	Annexed hereto as Exhibit 4.1(u) are true, complete and correct copies of the Articles of Incorporation and By Laws of DRC as same are in effect now and which, Seller and DRC hereby covenant, will be in effect at the Closing without any further amendments (unless agreed to in advance in writing by OCLG).
(v)	Brokers or Finders. Neither the Seller nor DRC has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services nor other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby.

(w)	Disclosure. No representation or warranty by the Seller contained in this Agreement or any other Transaction Documents to which the Seller is a party, nor any written statement or certificate furnished by the Seller to the OCLG or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading.

(x)	Books and Records. The books of account and other records of the Company, all of which have been made available to OCLG, are true and correct. The Seller have provided OCLG with all written records of all meetings held by, and corporate or limited liability DRC action taken by, the shareholders, the board of directors, committees of the board of directors or the manager(s) and/or members of the Company. The stock books or equivalent records of the Seller and DRC are true, complete and correct. As of the date hereof, all of such books and records are in the possession of the Seller and the Company. True, complete and correct copies of the minute books, stock books or equivalent records of DRC have been provided to OCLG

(y)	Financial Statements; Undisclosed Liabilities.

Within 75 days of the Closing Date, the financial statements required by Item 9.01 of Form 8-K shall be filed with the SEC. These financial statements shall be prepared pursuant to Regulation S-X and include a manually signed accountant’s report pursuant to Rule 2-02 of Regulation S-X. The Financial Statements were prepared in accordance with GAAP during the period covered thereby, are in accordance with the books and records of DRC and fairly and accurately present the financial position of DRC on the date of such statements and the results of the operations of DRC for the period covered thereby. DRC does not have any known liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) reflected in the Financial Statements, (ii) incurred since the date of the Financial Statements, in the ordinary course of business consistent with past practice, which are of the same general nature and amount as those set forth on the face of the Financial Statements, other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law, in each case as otherwise disclosed herein, or incurred in connection with this Agreement.

(z)           Accounts Receivable. All accounts receivable of DRC that are reflected on the Financial Statements or on the accounts receivable ledger of the DRC as of the date hereof (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made in the ordinary course of business.

(aa)           Title to Properties; Encumbrances. DRC has good and merchantable title to all of the assets which they purport to own, whether reflected on the Financial Statements or acquired subsequent to March 22, 2013, free and clear of all encumbrances and (ii) the DRC has the right to use all properties and assets used by it which it does not purport to own, free and clear of all encumbrances. All real property, machinery, equipment, fixtures, vehicles and other properties, tangible or intangible, which are owned, leased, licensed or used by the DRC are in good operating condition and repair, ordinary wear and tear accepted.

(bb)           Condition and Sufficiency of Assets. The assets owned or used by the DRC, including, without limitation, all inventories, are adequate for the uses to which they are being put and sufficient for the continued conduct of its business after the date hereof in substantially the same manner as conducted prior to the date hereof.

(cc)           Absence of Certain Changes and Events. Since August 31, 2012, there has been (i) no material adverse change in the condition (financial or otherwise) of DRC or in the business, operations, financial condition, assets, liabilities, prospects or contractual rights of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the DRC(iii) no material waiver of any valuable right of the DRC or cancellation of any debt or claim held by the Company, (iv) no loan by DRC to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor, (v) other than in the ordinary course of business, no material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company, (vi) no material loss, destruction or damage to any property of the DRC whether or not insured, (vii) no material change in the personnel of the DRC or the terms and conditions of their employment, (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by the DRC otherwise than for fair value in the ordinary course of business consistent with past practice, (ix) no material change in election, annual accounting period or accounting period, no amendment to any tax return, no settlement of any tax claim or assessment, no surrender of any right to claim a refund, no consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment and (x) no contract, agreement, commitment, expenditure or hiring of new employees or consultants involving a potential commitment in excess of $5,000 or which is otherwise material and not entered into in the ordinary course of business consistent with past practice.

(dd)           Contracts

(i)           Exhibit 4.1(dd) contains a list of all contracts which: (i) involve the Company; (ii) involve monetary commitments by any party in excess of $5,000 and (iii) cannot be canceled without penalty on thirty (30) days notice or less. Seller has provided true and correct copies of all such contracts to OCLG, or, if applicable, summaries of any oral contracts.

(ii)           All the contracts listed in Exhibit 4.1(dd) are valid and binding obligations of Seller or the Company, and, to Seller’s knowledge, of the other party or parties thereto, enforceable against Seller or the Company, and, to Seller’s knowledge, of the other party or parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights in general, or by general principles of equity.

(iii)           There has been no uncured material breach or default in any provision of any of such contracts listed in Exhibit 4.1(dd) by the Seller or the DRC or, to the Seller’s knowledge, any other party or parties thereto, and nothing has occurred which the lapse of time or giving of notice or both would constitute an uncured material breach or default by the Seller or the DRC or, to the Seller’s knowledge, any other party or parties thereto.

(ee)           Insurance. Exhibit 4.1(ee) lists all the insurance policies of the Company, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Exhibit 4.1(ee). There has been no default in the payment of premiums on any of such policies and, to the Seller’ knowledge, there is no ground for cancellation or avoidance of any such policies or any increase in the premiums thereof, or for reduction of the coverage provided thereby. True, correct and complete copies of all insurance policies listed in Exhibit 4.1(ee) will be furnished to the Buyer.

(ff)           Environmental Matters. No event has occurred or condition exists or operating practice is being employed that under current law DRC is aware of that could give rise to liability on the part of the Company, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest and expenses (including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, or removal), arising under any presently enacted federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the presence, handling, storage, use, transportation, disposal, treatment, discharge and/or release of any Substances in or near or from facilities used by the Company. As used in this Section (ff) the term “Substances” shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto.

(gg)           Employee Benefits. Except as set forth on Exhibit 4.1(gg), DRC does not, directly or through any trade or business which together with Seller would be treated as a “single employer” within the meaning of Code Section 414(b), (c), (m) or (o) (“Controlled Group Member”), maintain or contribute (or have an obligation to contribute) to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”). True and complete copies of all written Employee Benefit Plans have been delivered to OCLG.

(ii)            Each Employee Benefit Plan maintained by DRC or any Controlled Group Member (and each related trust, custodial account or insurance contract) complies in form and in operation with all applicable governmental requirements, including ERISA and the Code, except where failure to comply would not have a material adverse effect, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law.

(iii)           No charge, complaint, action, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan of DRC or any Controlled Group Member (other than routine claims for benefits) is pending or, to Seller’ knowledge, threatened, and to the knowledge of Seller, no facts exist that could form the basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(iv)           DRC and its Controlled Group Members (A) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (B) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan. Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

(hh)           Suppliers; Customers.

Exhibit 4.1(hh) sets forth for the twelve months ended August 31, 2012, (i) the names of the ten largest suppliers of DRC based on the aggregate value of merchandise ordered by the DRC from such suppliers during such period and (ii) the amount for which each such supplier invoiced the DRC during such period. No such supplier has ceased doing business with the Company. To Seller’ knowledge all such suppliers will sell merchandise to DRC after Closing. Exhibit 4.1(hh) sets forth (i) a true, complete and correct listing of the ten largest customers of DRC based upon the amount for which each such customer was invoiced during the twelve months ended August 31, 2012, and (ii) a listing of such amounts. No such customer of the DRC has ceased doing business with DRC. To Seller’ knowledge, all such customers will continue doing business with the DRC after Closing.

(ii)           Inventories.

All inventories of DRC are of good, usable and merchantable quality and do not include obsolete or discontinued items. There are adequate reserves to cover any potential obsolete inventory. All such inventories are of such quality as to meet the quality control standards of DRC and any applicable governmental quality control standards, all such finished goods are saleable as current inventories at the current prices of DRC in the ordinary course of business, all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP.

(jj)           Product Warranties; Customer Disputes. The Seller has provided OCLG with a copy of the Company’s standard terms of sale. Since January 1, 2013 there have been no changes to DRC’s standard product warranties or any claims or complaints for defective products outside the normal course of business.

4.2           By OCLG. OCLG represents and warrants to Seller and DRC as follows and acknowledges that Seller and DRC are relying upon such representations and warranties in connection with the sale by Seller of the Shares:

(a)	OCLG is a company validly existing and in good standing under the laws of the State of Nevada and in each jurisdiction where its business or its ownership of property requires such qualification except where such failure to qualify would not have a material adverse effect on the business or property of OCLG;
(b)	OCLG has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement by OCLG has been duly authorized by all necessary action on the part of OCLG; and this Agreement constitutes the legal, valid and binding obligation of OCLG, enforceable against OCLG in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or insolvency statutes or by a court acting as a court of equity;
(c)	OCLG is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument or charter provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the consummation of the transactions provided for herein; and
(d)	OCLG is purchasing the Shares for its own account for investment purposes.
(e)	As of March 22, 2013, the authorized capital stock of OCLG consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock; and of such authorized capital, only 61,587,422 shares of common stock and 129,162 shares of Series A Preferred Stock all of which have been duly issued and are validly outstanding fully paid and non-assessable;

(f)	No person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) which has the effect of or is capable of becoming an agreement, option or warrant, for the purchase from OCLG of any securities (including convertible securities) of OCLG which has not been disclosed in the footnotes to the financial statements included in OCLG’s Form 10-Q for the period ending November 30, 2012 (the “10-Q”);
(g)	The New Preferred Shares will, upon issuance, be duly issued and outstanding fully paid and non-assessable shares of New Preferred;
(h)	Except as disclosed in the 10-Q, no person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual, or whether by means of any exercise, conversion or other right or action) which with the giving of notice or lapse of time could become an agreement, option or warrant, for the purchase of any of the Shares;
(i)	None of the reports, notices, statements and other filings made by OCLG to federal and state authorities and as set forth in OCLG’S financial statements as of November 30, 2012, as included in the 10-Q or the financial statements included OCLG’s Annual Report on Form 10-K for the year ended August 31, 2012 (the 10-K), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Nothing has occurred since November 30, 2012 with respect to which the Company would be required to file or make any revisions to the 10-Q. The balance sheets and statements of income, changes in financial position and stockholders’ equity contained in any of the 10-Q and 10-K have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits); and without limitation of the foregoing, OCLG has no material liabilities, fixed or contingent, known or unknown, except to the extent reflected in such financial statements or thereafter incurred in the ordinary course of business.
(j)	Since November 30, 2012, (i) the business of OCLG has been operated in the ordinary course, (ii) there has been no material adverse change in the financial condition, operations or business of OCLG from that reflected in the aforesaid financial statements, and OCLG has not incurred any material obligation or liability except in the ordinary course of business, and, except as set forth on Exhibit 4.2(j) hereof, (iii) there has not been any (A) declaration, setting aside the payment of any dividend or other distribution with respect to the capital stock of OCLG, (B) direct or indirect redemption, purchase or other acquisition by OCLG of any of its capital stock, or (C) increase in the rate of salary or compensation paid or payable by OCLG to Seller or any other officer, director or employee of OCLG;

(k)	OCLG is not in material default of any of its obligations (including, but not limited to, all leases to which OCLG is a party or by which OCLG is bound, whether for realty or personalty);
(l)	OCLG has, to the date hereof, filed all federal, state and local tax returns and paid or made adequate reserve on its books for all taxes, assessments and other impositions as and to the extent required by law;
(m)	OCLG is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business, and has in full force and effect all licenses, permits and other authorizations required for the conduct of its business as presently constituted;
(n)	OCLG maintains, has in full force and effect, and has paid all premiums in respect of insurance covering its business and assets against such hazards and in such amounts as are normal and customary for similar businesses of similar size in the locality;
(o)	OCLG is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement or other commitment for the employment or retention of any with the exception of an Employment Agreement with the OCLG Chief Financial Officer as defined in Exhibit 4.2(o).
(p)	OCLG does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of any employee, former employee or other person
(q)	There is no pending or, to OCLG’S knowledge, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against or relating to OCLG or its business;
(r)	OCLG has the valid right to utilize all trade names, trademarks, patents, trade secrets and other intellectual property utilized in its business, all of which is detailed in the 10-Q, and has not received notice of any claimed infringement of any such intellectual property with the rights or property of any other person;

(t)	OCLG has no knowledge of any fact, event, circumstance or condition that would materially impair OCLG’S ability to continue its normal operations as heretofore conducted (other than general, industry-wide conditions);
(u)	Annexed hereto as Exhibit 4.2(u) are true, complete and correct copies of the Articles of Incorporation and By Laws of OCLG as same are in effect now and which, Seller and OCLG hereby covenant, will be in effect at the Closing without any further amendments (unless agreed to in advance in writing by OCLG).
(v)	Brokers or Finders. OCLG has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby.

(w)	Disclosure. No representation or warranty by the OCLG contained in this Agreement or any other Transaction Documents to which the OCLG is a party, nor any written statement or certificate furnished by the OCLG to the Seller or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading.

(x)	Books and Records. The books of account and other records of OCLG, all of which have been made available to Seller are true and correct. OCLG has provided Seller with all written records of all meetings held by and corporate or limited liability OCLG action taken by, the shareholders, the board of directors, committees of the board of directors or the manager(s) and/or members of the Company. The stock books or equivalent records of OCLG are true, complete and correct. As of the date hereof, all of such books and records are in the possession of the Seller. True, complete and correct copies of the minute books, stock books or equivalent records of OCLG have been provided to Seller;

(y)           Title to Properties; Encumbrances. OCLG has good and merchantable title to all of the assets which they purport to own, whether reflected in the 10-Q or acquired subsequent to November 30, 2012, free and clear of all encumbrances and (ii) OCLG has the right to use all properties and assets used by it which it does not purport to own, free and clear of all encumbrances. All real property, machinery, equipment, fixtures, vehicles and other properties, tangible or intangible, which are owned, leased, licensed or used by OCLG are in good operating condition and repair, ordinary wear and tear.

(z)           Condition and Sufficiency of Assets. The assets owned or used by the OCLG, including, without limitation, all inventories, are adequate for the uses to which they are being put and sufficient for the continued conduct of its business after the date hereof in substantially the same manner as conducted prior to the date hereof.

(aa)           Absence of Certain Changes and Events. Since November 30, 2012, there has been (i) no material adverse change in the condition (financial or otherwise) of OCLG or in the business, operations, financial condition, assets, liabilities, prospects or contractual rights of OCLG, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the OCLG (except for the dividends in the purview of Section 8 hereof), (iii) no material waiver of any valuable right of the OCLG or cancellation of any debt or claim held by the Company, (iv) no loan by OCLG to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor, (v) other than in the ordinary course of business, no material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company, (vi) no material loss, destruction or damage to any property of the OCLG whether or not insured, (vii) no material change in the personnel of the OCLG or the terms and conditions of their employment, (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by the OCLG otherwise than for fair value in the ordinary course of business consistent with past practice, (ix) no material change in election, annual accounting period or accounting period, no amendment to any tax return, no settlement of any tax claim or assessment, no surrender of any right to claim a refund, no consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment and (x) no contract, agreement, commitment, expenditure or hiring of new employees or consultants involving a potential commitment in excess of $5,000 or which is otherwise material and not entered into in the ordinary course of business consistent with past practice.

(bb)           Contracts

Exhibit 4.2(bb) contains a list of all contracts which: (i) involve the Company; (ii) involve monetary commitments by any party in excess of $5,000 and (iii) cannot be canceled without penalty on thirty (30) days notice or less. OCLG has provided true and correct copies of all such contracts to Seller, or, if applicable, summaries of any oral contracts.

(ii)           All the contracts listed in Exhibit 4.2(bb) are valid and binding obligations of OCLG, and, to OCLG’s knowledge, of the other party or parties thereto, enforceable against OCLG, and, to OCLG’s knowledge, of the other party or parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights in general, or by general principles of equity.

(iii)           There has been no uncured material breach or default in any provision of any of such contracts listed in Exhibit 4.2(bb) by OCLG or, to OCLG’s knowledge, any other party or parties thereto, and nothing has occurred which the lapse of time or giving of notice or both would constitute an uncured material breach or default by OCLG or, to OCLG’s knowledge, any other party or parties thereto.

(cc)           Insurance. Exhibit 4.2(cc) lists all the insurance policies of OCLG, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Exhibit 4.2(cc), together with such information for the period from December 1, 2012 to the present with respect to any claims thereunder. There has been no default in the payment of premiums on any of such policies and, to OGLC’s knowledge, there is no ground for cancellation or avoidance of any such policies or any increase in the premiums thereof, or for reduction of the coverage provided thereby. True, correct and complete copies of all insurance policies listed in Exhibit 4.2 (cc) will be furnished to the Seller.

(dd)           Environmental Matters. No event has occurred or condition exists or operating practice is being employed that under current law OCLG is aware of that could give rise to liability on the part of OCLG, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest and expenses (including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, or removal), arising under any presently enacted federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the presence, handling, storage, use, transportation, disposal, treatment, discharge and/or release of any Substances in or near or from facilities used by the Company. As used in this Section (dd) the term “Substances” shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto.

(ee) Employee Benefits.

(i)           OCLG does not, directly or through any trade or business which together with Seller would be treated as a “single employer” within the meaning of Code Section 414(b), (c), (m) or (o) (“Controlled Group Member”), maintain or contribute (or have an obligation to contribute) to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”). True and complete copies of all written Employee Benefit Plans have been delivered to Seller.

(ii)           Each Employee Benefit Plan maintained by OCLG or any Controlled Group Member (and each related trust, custodial account or insurance contract) complies in form and in operation with all applicable governmental requirements, including ERISA and the Code, except where failure to comply would not have a material adverse effect, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law.

(iii)           No charge, complaint, action, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan of OCLG or any Controlled Group Member (other than routine claims for benefits) is pending or, to Seller’ knowledge, threatened, and to the knowledge of Seller, no facts exist that could form the basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(iv)           OCLG and its Controlled Group Members (A) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (B) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan. Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

(ff)           Suppliers; Customers.

For the twelve months ended August 31, 2012, OCLG has had no suppliers or customers.

(gg)           Inventories.

OCLG maintains no inventories.

(hh)	Product Warranties; Customer Disputes. The OCLG has provided Seller with a copy of the Company’s standard terms of sale. Since August 31, 2012 there have been no changes to OCLG’s standard product warranties or any claims or complaints for defective products.
(ii)	OCLG is not and has never been a “Shell company” as that term is defined in Rule 405 under the Securities Act of 1933, as amended and any published interpretations of such term by the Securities and Exchange Commission (“SEC”).
(jj)	The periodic and current reports filed with the SEC by OCLG pursuant to the SEC under the Securities Exchange Act of 1934, as amended, were true accurate and complete when filed and do not fail to state any fact necessary in order to make the statements therein not misleading.

5.           Survival of Representations and Warranties

5.1           Seller. The representations and warranties of Seller contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall survive the consummation of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of OCLG, shall continue in full force and effect for the benefit of OCLG and any claim in respect thereof shall be made in writing:

(a)	with respect to representations and warranties of Seller, relating to matters other than tax matters, for a period of 18 months after the Closing Date; and
(b)	with respect to representations and warranties of Seller, relating to tax liability or other tax matters, within the period commencing on the Closing Date and expiring on the date on which the last applicable limitation period (without giving effect to any voluntary extension(s) hereafter granted by or on behalf of DRC) under any applicable taxation legislation expires with respect to any fiscal year of DRC which is relevant in determining any relevant tax liability of DRC.

5.2           OCLG. The representations and warranties of OCLG contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of Seller, shall continue in full force and effect for the benefit of Seller and any claim in respect thereof shall be made in writing for a period of 18 months after the Closing Date.

5.3           General. The provision of this Section 5 respecting the expiration of claims periods is expressly subject to Section 10.3 hereof.

6.           [INTENTIONALLY LEFT BLANK]

7.           Additional Agreements

Each of Seller and OCLG shall take or cause to be taken all necessary or desirable actions, steps and corporate proceedings to approve or authorize the transactions contemplated by this Agreement and the execution and delivery of this Agreement and other agreements, understandings and documents contemplated hereby, and shall cause all necessary meetings of directors and stockholders to be held for such purpose.

8.                  Deliveries and Conditions Precedent to Closing

8.1              Conditions Precedent to the Obligation of OCLG. The obligation of OCLG to complete the transactions contemplated herein is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of OCLG and may be waived by it in whole or in part):

(a)                Completion of due diligence review to its reasonable satisfaction by March 22, 2013;

(b)               The representations and warranties of Seller contained herein shall be true and correct as at the Closing Date to the best of their knowledge;

(c)                Seller shall have performed all of their obligations under this Agreement to be performed by them on or prior to the Closing Date and Seller shall not be in breach of any agreement on their part contained in this Agreement;

(d)               All documents relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by Seller of their obligations under this Agreement shall be satisfactory to OCLG and its counsel and OCLG shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to OCLG and its counsel and its counsel;

(e)             Receipt of necessary approvals by the state or local authorities, as needed;

(f)               Review of the DRC internal GAAP financial statements for the year ended August 31, 2011 and at August 31, 2012 in a manner and with results reasonably satisfactory to OCLG.

8.2              Conditions Precedent to Obligations to Seller. The obligation of Seller to complete the transactions contemplated hereunder is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of Seller and may be waived by them in whole or in part):

(a)                the representations and warranties of OCLG contained herein shall be true and correct as at the Closing Date;

(b)               OCLG shall have performed all its obligations under this Agreement to be performed by it on or prior to the Closing Date and OCLG shall not be in breach of any agreement on its part contained in this Agreement;

(c)                all documents relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by OCLG of its obligations under this Agreement shall be satisfactory to Seller and their counsel and Seller shall have received copies of all such documents or other evidence as they may reasonably request in form and substance satisfactory to Seller and their counsel;

If any of the conditions contained in Section 8.2 hereof shall not be fulfilled or performed on or before the Closing Date to the reasonable satisfaction of Seller, Seller may, by written notice to OCLG, terminate all their obligations hereunder.

8.3              Conditions to the Seller and DRC’s Obligations. At closing, Seller shall receive from OCLG a certificate to the effect that:

(a)                the accuracy in all material respects (except for those representations and warranties that are qualified by materiality or a material adverse effect qualifier, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of each OCLG contained herein;

(b)                all obligations, covenants and agreements of OCLG required to be performed at or prior to the Closing Date shall have been performed;

(c)                no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement;

(d)            within 75 days of the closing date, OCLG shall have transferred ownership of its subsidiary Oncologix Corporation in partial settlement of an outstanding debtednesss of Oncologix Tech, Inc. in accordance with the requirements of the Nevada Law.

8.4              Conditions to OCLG’s Obligations. At Closing, OCLG shall receive a certificate of the Seller and DRC to the effect that:

(a)                the accuracy in all material respects (except for those representations and warranties that are qualified by materiality or a material adverse effect qualifier, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of the Seller and DRC contained herein;

(b)               all obligations, covenants and agreements of the Seller and DRC required to be performed at or prior to the Closing Date shall have been performed;

(c)                the Seller and DRC shall obtain with the cooperation of OCLG any and all Required Consents as hereinafter defined, if any, and shall have provided OCLG with true and correct copies thereof;

(d)               no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement;

(e)                nothing shall have occurred or been discovered prior to the Closing Date that would reasonably be expected, either individually or collectively, to have a materially adverse effect on the business, operations, financial condition, prospects or assets of the Seller and DRC or their Affiliates Subsidiaries (a “Material Adverse Effect”);

9.                  Deliveries at Closing:

9.1              Deliveries by OCLG: At the Closing, or as described below, OCLG shall deliver to Seller and DRC:

(a)                Certificates for the New Preferred Shares as soon as possible after the Closing but no later than 30 days after the Closing;

(b)               Minutes of its Board of Directors approving the execution and delivery of this Agreement and each of the documents and instruments contemplated hereby and the election of R. Wayne Erwin as Director and CEO together with the resignation of one of its’ present directors and all of its CEO;

(c)           A certificate of compliance with representations warranties and covenants executed by its CEO;

(a)	The Employment Agreement; and
(b)	Such other documents and instruments as Seller or its counsel may reasonably request.

9.2	Deliveries by Seller and DRC: At the Closing Seller and DRC shall deliver to OCLG:

(a)         Certificates for the DRC Shares;

(b)       Minutes of their governing bodies approving the execution and delivery of this Agreement and each of the documents and instruments contemplated hereby;

(c)                A certificate of compliance with representations warranties and covenants executed by their CEO or managing member;

(d )                Evidence of the investment by a third party for the benefit of DRC of no less than $50,000;

(e )                An undertaking by counsel to issue a 10b-5 opinion to the Board of directors of OCLG with respect to the Form 8-K and any amendment thereto that discloses this Agreement and the transactions contemplated thereby; and

(f)                Such other documents and instruments as Seller or its counsel may reasonably request.

10.           Termination

This Agreement may not be terminated at any time prior to the Closing Date referred to in Section 3 hereof by OCLG, Seller or DRC except by their mutual consent or except in the case on a substantial and non-curable breach by the non-terminating party.

11.           Indemnification

11.1 Each party hereto agrees to indemnify and hold harmless the other party from and in respect of any cost, claim, loss, damage, liability or expense which such other party may suffer or incur, whether at law or in equity, arising out, resulting from or in connection with the inaccuracy of any representation or warranty contained herein, for the time periods provided in Section 5.1 hereof.

11.2                No claim for indemnification will arise until written notice thereof is given to the party from whom indemnification is sought or claimed (the “Indemnitor”). Such notice shall be sent within a reasonable time following the determination by the party seeking indemnification (the "Indemnitee") that a claim for indemnity may exist. In the event that any legal proceedings shall be instituted or any claim or demand is asserted by any third person in respect of which either party may seek any indemnification from the other party, the Indemnitee shall give or cause to be given to the Indemnitor written notice thereof and the Indemnitor shall have the right, at its option and expense, to be present at the defense of such proceedings, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times remain with the Indemnitee, unless the Indemnitor irrevocably acknowledges full and complete responsibility for indemnification of the Indemnitee in respect of the subject claim, in which case the Indemnitor may assume such control through counsel of its choice; provided, however, that no settlement shall be entered into without the Indemnitee's prior written consent (which shall not be unreasonably withheld). The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

11.3                Notwithstanding anything in this Agreement to the contrary, the indemnity provided for in this Section 11 shall apply to any loss, claim, cost, damage, expense or liability, whether or not the actual amount thereof shall have been ascertained prior to the final day upon which a claim for indemnity with respect thereto may be made hereunder in accordance with Section 5 hereof, so long as written notice thereof shall have been given to the party from whom indemnification is sought prior to said date, setting forth specifically and in reasonable detail, so far as is known, the matter as to which indemnification is being sought, but nothing herein shall be construed to require payment of any claim for indemnity until the actual amount payable shall have been finally ascertained.

12.                Notices

Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given when sent by certified or registered mail or by overnight courier or by hand, addressed to the addresses set forth on the first page of this Agreement or to such other address furnished by notice given in accordance with this Section 11.

13.                Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. In the event there is any dispute between the parties as to their rights and obligations under this Agreement, the parties submit to the jurisdiction of any state or federal court sitting in Maricopa County, Arizona and waive any defense of inconvenient forum to the maintenance of any action so brought.

14.                Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. There are no verbal statements, representations, warranties, undertakings or agreements between the parties. This agreement may be amended only by an instrument in writing signed by both parties.

15.                Time of the Essence

Time shall be of the essence of this Agreement.

16.                Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which consent may be withheld in either party's sole and absolute discretion, except that OCLG may assign its rights hereunder to an entity that is substantially owned by OCLG without Seller’ consent.

17.                Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Oncologix, Tech Inc.

By:
Barry Griffith, CEO

Clearview Medical, LLC

By:
R. Wayne Erwin
Chief Executive Officer

Dototo Research Corporation

By:
R. Wayne Erwin,
Chief Executive Officer